As filed with the Securities and Exchange Commission on April 10, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAFE-T GROUP LTD.

(Exact name of registrant as specified in its charter)

State of Israel	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Shachar Daniel	Safe-T USA Inc.
Chief Executive Officer	51 John F. Kennedy Parkway
8 Abba Eban Ave.	First Floor West at Regus
Herzliya, 4672526 Israel	Short Hills, NJ 07078
Tel: +972 9.866.6110	Tel: 888.304.5010
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.	Eitan Shmueli, Adv.	Gregory Sichenzia, Esq.
Howard E. Berkenblit, Esq.	Gregory Irgo, Adv.	Avital Perlman, Esq.
David A. Huberman, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: 212.660.5000	Lipa Meir & Co. Beit Amot Investments Tower 2 Weizmann St. Tel-Aviv 6423902 Israel Tel: +972 3.607.0600	Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 37th Floor New York, NY 10036 Tel: 212.930.9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)(3)	Amount of registration fee(4)
Units consisting of: (5)	$11,500,000	$1492.70
(i) Ordinary shares, no par value, represented by American Depositary Shares(6)
(ii) Warrants to purchase American Depositary Shares(6)
Pre-funded Units consisting of: (5)
(i) Pre-funded Warrants to purchase American Depositary Shares(6)
(ii) Warrants to purchase American Depositary Shares(6)
Ordinary shares underlying the American Depositary Shares issuable upon exercise of Warrants(5)	$13,225,000	$1,716.61
Ordinary shares underlying the American Depositary Shares issuable upon exercise of Pre-funded Warrants(5)
Total Registration Fee	$24,725,000	$3209.31

(1)	The ordinary shares will be represented by American Depositary Shares, or ADSs, which have been registered under a separate registration statement on Form F-6 (Registration No. 333-218251) and are issuable upon deposit of the ordinary shares registered hereby. Each ADS will represent 40 ordinary shares.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares registered hereby also include an indeterminate number of additional ordinary shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions. Alternatively, the registered ordinary shares shall be proportionally reduced in the event the ordinary shares are combined by a reverse split into a lesser amount of securities.

(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of ADSs and/or Warrants that the Underwriters have the option to purchase to cover over-allotments, if any.

(4)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(5)	The proposed maximum aggregate offering price of the Units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of any Pre-funded Units offered and sold in the offering, and the proposed maximum aggregate offering price of the Pre-funded Units to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of any Units sold in the offering. Accordingly, the proposed maximum aggregate offering price of the Units and the Pre-funded Units (including the ADSs issuable upon exercise of the Pre-funded Warrants included in the Pre-funded Units), if any, is $24,725,000.

(6)	No separate fee is required pursuant to Rule 457(i) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 10, 2020

Up to         Units (each consisting of one American Depositary Share

and one Warrant to purchase one American Depositary Share)

and

Up to        Pre-funded Units (each consisting of one Pre-Funded Warrant to purchase one American Depositary Share and one Warrant to purchase one American Depositary Share)

American Depositary Shares Underlying the Pre-funded Warrants and

American Depositary Shares Underlying the Warrants

We are offering up to                  Units, with each Unit consisting of (i) one American Depositary Share, or ADS, and (ii) a warrant to purchase one ADS, or Warrant. The Warrants will have an exercise price of $ per full ADS (representing up to 115% of the public offering price per Unit to be sold in this offering) (which may be adjusted as set forth in this prospectus) and will be exercisable immediately and will expire five years from the date of issuance. The Units will not be issued or certificated. The ADSs and Warrants part of a Unit are immediately separable and will be issued separately, but will be purchased together in this offering. Each ADS represents forty ordinary shares, no par value.

We are also offering to those purchasers, if any, whose purchase of Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding ordinary shares immediately following the consummation of this offering, the opportunity to purchase, if they so choose, up to           Pre-funded Units, in lieu of the Units that would otherwise result in ownership in excess of 4.99% (or at the election of the purchaser, 9.99%) of our outstanding ordinary shares, with each Pre-funded Unit consisting of (i) a pre-funded warrant to purchase one ADS, or a Pre-funded Warrant, and (ii) one Warrant. The purchase price of each Pre-funded Unit will equal the price per unit being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-funded Warrant included in the Pre-funded Unit will be $0.001 per ADS. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full. The Warrants contained in the Pre-funded Units will have an exercise price of $  per full ADS (representing up to 115% of the assumed public offering price per Unit to be sold in this offering) (which may be adjusted as set forth in this prospectus) and will be exercisable immediately and will expire five years from the date of issuance. The Pre-funded Units will not be issued or certificated. The Pre-funded Warrants and the Warrants part of a Pre-funded Unit are immediately separable and will be issued separately, but will be purchased together in this offering. There can be no assurance that we will sell any of the Pre-funded Units being offered.

For each Pre-funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue a Warrant as part of each Unit or Pre-funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-funded Units sold.

The ADSs are listed on the Nasdaq Capital Market under the symbol “SFET.” On April 9, 2020, the last reported sale price of the ADSs on the Nasdaq Capital Market was $1.29 per ADS. The actual offering prices per Unit and Pre-funded Unit in this offering will be determined between us and the underwriters at the time of pricing, and may be at a discount to the current market price of the ADSs.

Our Ordinary Shares currently trade on the Tel Aviv Stock Exchange, or TASE, under the symbol “SFET.” The last reported sale price of our Ordinary Shares on April 7, 2020 was NIS 0.13, or approximately $0.035 per share (based on the exchange rate reported by the Bank of Israel on such date).

We do not intend to apply for listing of the Warrants or Pre-funded Warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Warrants or Pre-funded Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Warrants and Pre-funded Warrants will be limited.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves risk. See “Risk Factors” beginning on page 7 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds to us (before expenses)	$	$	$

We have granted a 45-day option to the underwriters to purchase up to            additional ADSs and/or            Warrants to purchase up to an additional              ADSs solely to cover over-allotments, if any.

The underwriters expect to deliver the ADSs and Warrants to the purchasers in this offering on or about                 , 2020.

A.G.P.

The date of this prospectus is                       , 2020

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus, unless the context indicates otherwise.

In this prospectus, “we,” “us,” “our,” the “Company” and “Safe-T” refer to Safe-T Group Ltd. and its wholly owned subsidiaries, NetNut Ltd., or NetNut, an Israeli corporation, and Safe-T Data A.R Ltd., or Safe-T Data, an Israeli corporation, and Safe-T Data’s wholly owned subsidiary, Safe-T USA Inc., a Delaware corporation.

References to “U.S. dollars” and “$” are to currency of the United States of America, and references to “NIS” are to New Israeli Shekels. References to “Ordinary Shares” are to our Ordinary Shares, no par value per share. We report financial information under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

On September 26, 2019, our shareholders approved a reverse split of our share capital by a ratio of up to 20:1, to be effective at the ratio and date to be determined by our Board of Directors. On October 2, 2019, our Board of Directors resolved that the final ratio will be 20:1, to be effective on the Nasdaq Capital Market on October 21, 2019, or the Reverse Split. All descriptions of our share capital herein, including share amounts and per share amounts, are presented after giving effect to the Reverse Split.

i

PROSPECTUS SUMMARY

This summary below highlights information contained elsewhere, or incorporated by reference, in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read carefully the entire prospectus as well as the information incorporated by reference herein, including the “Risk Factors” section herein and in the documents incorporated by reference into this prospectus, as well as the financial statements and notes thereto and the other information incorporated by reference herein and therein, before making an investment decision.

Our Company

We are a provider of Zero-Trust Access solutions that mitigate attacks on enterprises’ business-critical services and sensitive data, while ensuring uninterrupted business continuity. Safe-T’s cloud and on-premises solutions ensure that the organization’s access practices, whether into the organization or from the organization out to the internet, are secured according to the philosophy of Zero-Trust, “validate first, access later.” This means that no one is trusted by default from inside or outside the network, and verification is required from everyone trying to gain access to resources on the network or in the cloud.

With Safe-T’s patented reverse access technology and proprietary routing technology, organizations of all sizes and types can secure their data, services and networks against internal and external threats. Our reverse access technology allows the “reverse movement” of communication, and is designed to reduce the need to store sensitive data in the demilitarized zone, and to open ports in the organizations’ firewall, thus enabling secure access to networks and services, and provides strong perimeter security. At Safe-T, we empower enterprises to safely migrate to the cloud and enable digital transformation. Safe-T’s Zero+ family of secure access solutions reduces organizations’ attack surface and improves their ability to defend against modern cyberthreats.

Also, we offer our Secure Internet Access service network which currently generates most of our revenues. The service is based on partnership agreements and technology which enables our customers to access the internet through tens of internet service provider networks and 12 points of presence across major internet exchange points globally. The service’s performance and scalability are enhanced by our proprietary proxy traffic optimization and routing technology.

Risks Associated with Our Business

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary and other risk factors contained in the documents incorporated by reference herein. You should read these risks before you invest in our securities. In particular, our risks include, but are not limited to, the following:

●	we have a limited operating history on which to assess our business, have incurred significant losses since our inception, including an accumulated deficit of approximately 62.7 million as of December 31, 2019, and anticipate that we will continue to incur losses for the foreseeable future;

●	given our limited revenue and lack of positive cash flow, we will need to raise additional capital after this offering, which may be unavailable to us;

●	we may not generate as much revenue as we anticipate. Further, we expect to incur losses for the foreseeable future;

●	our expectation that our existing cash and cash equivalents will be sufficient to fund our current operations until October 1, 2020, without using the net proceeds from this offering;

●	the information technology, or IT, security market is rapidly evolving within the increasingly challenging cyber threat landscape. If the IT industry does not continue to develop as we anticipate, our sales will not grow as quickly as expected and our share price could decline;

●	if we fail to effectively manage our growth, our business and operations will be negatively affected, and as we invest in the growth of our business, we expect our operating and net profit margins to decline in the near-term;

●	our reputation and business could be harmed based on real or perceived shortcomings, defects or vulnerabilities in our solution or the failure of our solution to meet customers’ expectations;

●	if we are unable to renew existing agreements or acquire new customers, our future revenues and operating results will be harmed;

●	the outbreak of the novel strain of coronavirus disease, COVID-19, could adversely impact our business, including our intended penetration of the Chinese market and our overall generation of revenues may not succeed on the time frames we expect or at all;

●	we face intense competition from IT security vendors, some of which are larger and better known than we are, and we may lack sufficient financial or other resources to maintain or improve our competitive position; and

●	if we are unable to obtain and maintain effective intellectual property rights for our technologies, products or any future products, we may not be able to compete effectively in our markets.

Corporate Information

We are an Israeli corporation based in Herzliya, Israel and were incorporated in 1989. From June 2011 until June 2016, we were a “shell corporation” and did not have any business activity, excluding administrative management. On June 15, 2016, we closed a merger transaction, or the Merger Transaction, with Safe-T Data, whereby we acquired 100% of the share capital of Safe-T Data. Since the date of the Merger Transaction, we have devoted substantially all of our financial resources to develop and commercialize our products. Our principal executive offices are located at 8 Abba Eban Avenue, Herzliya, 4672526 Israel. Our telephone number in Israel is +972-9-8666110. Our website address is http://www.safe-t.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We could remain an “emerging growth company” for up to five years from the date of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act, which occurred in August 2016, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present financial statements pursuant to IFRS instead of pursuant to U.S. generally accepted accounting principles. Furthermore, although the members of our management and supervisory boards will be required to notify the Israeli Securities Authority of certain transactions they may undertake, including with respect to our Ordinary Shares, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted, and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

THE OFFERING

Ordinary Shares outstanding immediately before this offering	Ordinary Shares.

Units offered by us	We are offering up to Units. Each Unit will consist of (i) one ADS and (ii) a Warrant. The Units will not be issued or certificated and the ADSs and the Warrants part of such Units are immediately separable and will be issued separately, but will be purchased together in this offering.

Pre-funded Units offered by us

We are also offering to those purchasers, if any, whose purchase of Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding ordinary shares immediately following the consummation of this offering, the opportunity to purchase, if they so choose, up to           Pre-funded Units, in lieu of the Units that would otherwise result in ownership in excess of 4.99% (or 9.99%, as applicable) of our outstanding ordinary shares.

Each Pre-funded Unit will consist of (i) a Pre-funded Warrant, and (ii) one Warrant. The purchase price of each Pre-funded Unit will equal the price per Unit being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-funded Warrant included in the Pre-funded Unit will be $0.001 per share.

For each Pre-funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue a Warrant as part of each Unit or Pre-funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-funded Units sold.

The Pre-funded Units will not be issued or certificated, and the Pre-funded Warrants and the Warrants part of such Pre-funded Units are immediately separable and will be issued separately in this offering.

This prospectus also relates to the offering of ADSs issuable upon exercise of the Pre-funded Warrants and the Warrants part of the Pre-funded Units and the ordinary shares underlying the ADSs and ADSs issuable upon exercise of the Warrants and the Pre-funded Warrants.

The Warrants	Each Warrant will have an exercise price of $ per full ADS (representing up to 115% of the public offering price per Unit to be sold in this offering), will be immediately exercisable and will expire five years from the date of issuance. To better understand the terms of the Warrants, you should carefully read the “Description of Offered Securities” section of this prospectus. You should also read the form of Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Pre-funded Warrants	Each Pre-funded Warrant will be immediately exercisable and may be exercised at any time exercisable until exercised in full. To better understand the terms of the Pre-funded Warrants, you should carefully read the “Description of Offered Securities” section of this prospectus. You should also read the form of Pre-funded Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Ordinary Shares to be outstanding after this offering	Ordinary Shares (assuming no sale of any Pre-funded Units and assuming none of the Warrants issued in this offering are exercised), or Ordinary Shares if the Underwriters exercise in full the over-allotment option to purchase additional ADSs.

The ADSs

Each ADS represents 40 of our Ordinary Shares, no par value. The ADSs may be evidenced by American Depositary Receipts, or ADRs.

The depositary bank, or the Depositary, will be the holder of the Ordinary Shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the Depositary and owners and beneficial owners of ADSs from time to time.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of Offered Securities.” We also encourage you to read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement that includes this prospectus.

Offering price	The assumed offering price is $ per Unit, the last reported sales price of our ADSs on the Nasdaq Capital Market on April , 2020, and $ per Pre-funded Unit. The actual offering price per Unit and Pre-funded Unit will be negotiated between us and the underwriters based on the trading of our ordinary shares prior to the offering, among other things, and may be at a discount to the current market price.

Over-allotment	We have granted the underwriters an option to purchase additional ADSs and/or Warrants. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of additional ADSs and/or Warrants (15% of the ADSs included in the Units and the ADSs underlying the Pre-funded Warrants included in the Pre-funded Units sold in this offering and 15% of the Warrants included in the Units and Pre-funded Units sold in this offering) from us, solely to cover over-allotments, if any. If the underwriters exercise all or part of this over-allotment option, they will purchase such ADSs covered by the over-allotment option at the public offering price per Unit less $0.001 and the warrants covered by the over-allotment option at a price of $0.001 per warrant, in each case less the underwriting discounts and commissions of $ per ADS and $ per Warrant.

Use of proceeds	We expect to receive approximately $ million, based upon an assumed public offering price of $ per Unit, the last reported sales price of our ADSs on the Nasdaq Capital Market on , 2020, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no sale of Pre-funded Units and excluding any proceeds from the exercise of Warrants. The actual offering price per Unit in this offering will be determined between us and the underwriters at the time of pricing, and may be at a discount to the current market price of our ADSs. We currently expect to use the net proceeds from this offering for working capital, general corporate purposes and pursuing strategic opportunities, including, but not limited to, business combination transactions.

Depositary	Bank of New York Mellon.

Risk factors	You should read the “Risk Factors” section starting on page 7 of this prospectus and “Item 3.D.—Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2019, or the 2019 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market and TASE symbol:

“SFET.”

We do not intend to apply for listing of the Warrants or Pre-funded Warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Warrants or Pre-funded Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Warrants or Pre-funded Warrants will be limited.

Unless otherwise stated, all information in this prospectus is based on 128,562,992 Ordinary Shares (representing 3,214,075 ADSs) outstanding as of April 7, 2020, and does not include the following as of that date:

●	ADSs and warrants (assuming the exercise of the Most Favored Nation Rights described below) issuable upon the conversion of the convertible debentures issued in April 2019, as part of a convertible loan transaction, or the April 2019 Financing Debentures, and the greenshoe debentures, issued during 2019 in a series of private placements, or the Greenshoe Debentures. In the event that the April 2019 Financing Debentures and the Greenshoe Debentures are converted pursuant to a most favored nation rights provision therein, or the Most Favored Nation Rights, in connection with this offering, such debentures would be convertible into an aggregate of 16,399,920 Ordinary Shares (409,998 ADSs) subject to adjustments;

●	4,203,600 Ordinary Shares (105,090 ADSs) issuable upon the exercise of warrants with an exercise price per ADS of $8.00 ($0.20 per share);

●	108,271,874 Ordinary Shares (2,706,797 ADSs) issuable upon the exercise of warrants with a weighted average exercise price per share of $0.23 (or $9.38 per ADS);

●	Up to 2,237,814 Ordinary Shares (55,945 ADSs) issuable to the former NetNut shareholders in connection with earn-out payments in connection with the NetNut acquisition at a price per share of NIS 4.06 (approximately $1.12) (or $44.74 per ADS);

●	787,353 Ordinary Shares (19,684 ADSs) issuable upon the exercise of options to directors, employees and consultants under our Safe-T Group Global Equity Plan, or the Global Equity Plan, outstanding as of such date, at a weighted average exercise price of $1.19 per Ordinary Share, of which 780,821 were vested as of such date;

●	1,144,995 Ordinary Shares (28,625 ADSs) reserved for future issuance under our Global Equity Plan; and

●	Up to Ordinary Shares ( ADSs) issuable upon the exercise of Warrants issued in the offering.

  Unless otherwise indicated, all information in this prospectus assumes (i) no sale of Pre-funded Units, and (ii) no exercise of the underwriters’ over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data set forth in the table below have been derived from our consolidated financial statements and notes thereto. The summary financial data should be read in conjunction with our audited consolidated financial statements, which are contained in our 2019 Annual Report and incorporated herein by reference, and are qualified entirely by reference to such financial statements.

	Year Ended December 31,
U.S. dollars in thousands, except share and per share data	2017	2018	2019
Consolidated Statements of Profit or Loss:
Revenues	1,096	1,466	3,284
Cost of revenues	583	791	1,889
Gross profit	513	675	1,395
Research and development expenses	1,608	2,414	2,485
Selling and marketing expenses	4,051	5,542	3,783
General and administrative expenses	2,150	1,925	3,757
Impairment of goodwill	-	-	1,002
Contingent consideration measurement	-	-	159
Total operating expenses	7,809	9,881	11,186
Operating loss	(7,296)	(9,206)	(9,791)
Finance income (expenses), net	1,984	(2,541)	(3,184)
Loss before taxes on income	(5,312)	(11,747)	(12,975)
Taxes on income	(1)	(6)	(23)
Net loss for the year	(5,313)	(11,753)	(12,998)
Basic loss per Ordinary Share	(5.76)	(6.66)	(0.96)
Diluted loss per Ordinary Share	(5.76)	(6.99)	(1.03)

U.S. dollars in thousands	As of December 31,
	2018	2019
Consolidated Statements of Financial Position Data:
Cash and cash equivalents	3,717	4,341
Total assets	6,368	17,837
Total non-current liabilities(1)	331	1,554
Accumulated loss	(49,689)	(62,687)
Total shareholders’ equity	3,710	2,777

(1)	We adopted Amendments to International Accounting Standard 1, “Classification of Liabilities as Current or Non-Current,” under which we classified in the statement of financial position convertible debentures and derivative financial instruments as part of current liabilities. The amendment was applied retrospectively and as a result we reclassified derivative financial instruments amounting to $729,000 as of December 31, 2018 to current liabilities.

RISK FACTORS

You should carefully consider the risks described below and the risks described in our 2019 Annual Report which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to this Offering and the Ownership of the ADSs and Ordinary Shares

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently expect to use the net proceeds from this offering for working capital, general corporate purposes and pursuing strategic opportunities, including, but not limited to, business combination transactions. See “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

We may need additional financing in the future. We may be unable to obtain additional financing or if we obtain financing it may not be on terms favorable to us. You may lose your entire investment.

We have incurred losses in each year since our inception. If we continue to use cash at our historical rates of use we will need additional financing, which we may seek through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest will be diluted, and the terms of any such offerings may include liquidation or other preferences that may adversely affect the then existing shareholders rights. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt or making capital expenditures. If we raise additional funds through collaboration, strategic alliance or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or products, or grant licenses on terms that are not favorable to us.

You will experience immediate dilution in book value of any ADSs you purchase.

Because the price per Unit being offered is substantially higher than our net tangible book value per ADS, you will suffer substantial dilution in the net tangible book value of any ADSs you purchase in this offering. After giving effect to the sale by us of Units in this offering, based on an assumed public offering price of $ per Unit, which is the last reported sale price of our ADSs on Nasdaq on , 2020, and after deducting underwriters’ discounts and commissions and offering expenses payable by us, our as adjusted negative net tangible book value of our ADSs would be approximately $ million, or approximately $ per ADS, as of December 31, 2019. If you purchase Units in this offering, you will suffer immediate and substantial dilution of our as adjusted net tangible book value of approximately $ per ADS. In addition, the remaining April 2019 Financing Debentures and the Greenshoe Debentures also contain the Most Favored Nation Rights for the term of the debentures with respect to a subsequent financing on better terms such that the lenders may convert into a subsequent financing on a dollar-for-dollar basis. See “Dilution” on page 19 for a more detailed discussion of the dilution you will incur in connection with this offering.

ADS representing a substantial percentage of our outstanding shares may be sold in this offering, which could cause the price of our ADSs and Ordinary Shares to decline.

We may sell in this offering ADSs representing Ordinary Shares, or approximately %, of our outstanding Ordinary Shares as of April , 2020. This sale and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, or the exercise of a substantial number of the Warrants, could materially adversely affect the price of our ADSs and Ordinary Shares. We cannot predict the effect, if any, that market sales of those ADSs, exercises of Warrants or the availability of those ADSs for sale will have on the market price of our ADSs and Ordinary Shares.

There is no public market for the Warrants and Pre-Funded Warrants being offered by us in this offering.

We do not intend to apply to list the Warrants and Pre-funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants and Pre-funded Warrants will be limited.

The Warrants and Pre-Funded Warrants are speculative in nature.

The Warrants and Pre-Funded Warrants offered by us in this offering do not confer any rights of ownership of Ordinary Shares or ADSs on their holders, such as voting rights or the right to receive dividends, but only represent the right to acquire ADSs at a fixed price, and for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire ADSs and pay an exercise price per ADS equal to 115% of the public offering price of the ADSs, subject to adjustment upon certain events, prior to five years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. In addition, commencing on the date of issuance, holders of the Pre-funded Warrants may exercise their right to acquire ADSs and pay an exercise price per ADS of $0.001, subject to adjustment upon certain events.

Holders of our Warrants or Pre-funded Warrants will have no rights as shareholders until such holders exercise their Warrants or Pre-funded Warrants and acquire our ADSs.

Until holders of the Warrants or Pre-funded Warrants acquire our ADSs upon exercise of the Warrants or Pre-funded Warrants, holders of the Warrants or Pre-funded Warrants will have no rights with respect to our ADSs or ordinary shares underlying such warrants. Upon exercise of the Warrants or Pre-funded Warrants, the holders thereof will be entitled to exercise the rights of a holder of ADSs only as to matters for which the record date occurs after the exercise date.

The exercise of the Warrants and Pre-Funded Warrants offered hereby will cause significant dilution to holders of our equity securities.

Holders of the Warrants and Pre-Funded Warrants may exercise their Warrants and Pre-Funded Warrants into up to  of our ADSs. In the event that the Warrants and Pre-Funded Warrants are exercised in full, the ownership interest of existing holders of our equity securities will be diluted. See “Dilution” for further information.

Significant holders or beneficial holders of our Ordinary Shares may not be permitted to exercise Warrants that they hold.

The terms of the Warrants being offered hereby will prohibit a holder from exercising its Warrants if doing so would result in such holder (together with such holder’s affiliates and any other persons acting as a group together with such holder or any of such holder’s affiliates) beneficially owning more than 4.99% of our Ordinary Shares outstanding immediately after giving effect to the exercise, provided that, at the election of a holder and notice to us, such beneficial ownership limitation may be increased or decreased, from time to time, to any other percentage not in excess of 9.99%. As a result, you may not be able to exercise your Warrants at a time when it would be financially beneficial for you to do so.

We do not know whether a market for the ADSs and Ordinary Shares will be sustained or what the trading price of the ADSs will be and as a result it may be difficult for you to sell your ADSs or Ordinary Shares.

Although our ADSs now trade on Nasdaq and our Ordinary Shares trade on TASE, an active trading market for the ADSs or Ordinary Shares may not be sustained. It may be difficult for you to sell your ADSs or Ordinary Shares without depressing the market price for the ADSs or Ordinary Shares. As a result of these and other factors, you may not be able to sell your ADSs, including ADSs acquired upon the exercise of the Warrants. Further, an inactive market may also impair our ability to raise capital by selling ADSs and Ordinary Shares and may impair our ability to enter into strategic partnerships or acquire companies or products by using our Ordinary Shares as consideration.

The price of the ADSs may be volatile.

The market price of the ADSs has fluctuated in the past. Consequently, the current market price of the ADSs may not be indicative of future market prices, and we may be unable to sustain or increase the value of your investment in the ADSs.

We do not anticipate paying any dividends.

No dividends have been paid on our Ordinary Shares. We do not intend to pay cash dividends on our Ordinary Shares in the foreseeable future, and anticipate that profits, if any, received from operations will be reinvested in our business. Any decision to pay dividends will depend upon our profitability at the time, cash available and other relevant factors including, without limitation, the conditions set forth in the Israeli Companies Law, or the Companies Law.

You may not have the same voting rights as the holders of our Ordinary Shares and may not receive voting materials in time to be able to exercise the right to vote.

Holders of the ADSs are not be able to exercise voting rights attaching to the Ordinary Shares underlying the ADSs on an individual basis. Instead, holders of the ADSs appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the Ordinary Shares in the form of ADSs. Purchasers of ADSs in this offering may not receive voting materials in time to instruct the depositary to vote, and it is possible that they, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. Furthermore, the depositary will not be liable for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise voting rights and may lack recourse if your ADSs are not voted as requested.

Holders of ADSs may not receive the same distributions or dividends as those we make to the holders of our Ordinary Shares, and, in some limited circumstances, you may not receive dividends or other distributions on our Ordinary Shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The Depositary for the ADSs has agreed to pay to you any cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent. However, the Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act, but that are not properly registered or distributed under an applicable exemption from registration. In addition, conversion into U.S. dollars from foreign currency that was part of a dividend made in respect of deposited Ordinary Shares may require the approval or license of, or a filing with, any government or agency thereof, which may be unobtainable. In these cases, the Depositary may determine not to distribute such property and hold it as “deposited securities” or may seek to effect a substitute dividend or distribution, including net cash proceeds from the sale of the dividends that the Depositary deems an equitable and practicable substitute. Unless otherwise required pursuant to a specific contractual arrangement, we have no obligation to register under U.S. securities laws any ADSs, Ordinary Shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, Ordinary Shares, rights or anything else to holders of ADSs. In addition, the Depositary may withhold from such dividends or distributions its fees and an amount on account of taxes or other governmental charges to the extent the Depositary believes it is required to make such withholding. This means that you may not receive the same distributions or dividends as those we make to the holders of our Ordinary Shares, and, in some limited circumstances, you may not receive any value for such distributions or dividends if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

Holders of ADSs must act through the Depositary to exercise their rights as shareholders of our company.

Holders of our ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying Ordinary Shares in accordance with the provisions of the Deposit Agreement. Under Israeli law and our articles of association, the minimum notice period required to convene a shareholders meeting is generally no less than 35 calendar days, but in some instances, 21 or 14 calendar days, depending on the proposals on the agenda for the shareholders meeting. When a shareholder meeting is convened, holders of ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw their Ordinary Shares to allow them to cast their vote with respect to any specific matter. In addition, the Depositary and its agents may not be able to send voting instructions to holders of ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the Depositary to extend voting rights to holders of the ADSs in a timely manner, but we cannot assure holders that they will receive the voting materials in time to ensure that they can instruct the Depositary to vote their Ordinary Shares underlying the ADSs. Furthermore, the Depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of our ADSs may not be able to exercise their right to vote and they may lack recourse if their Ordinary Shares underlying the ADSs are not voted as they requested. In addition, in the capacity as a holder of ADSs, they will not be able to call a shareholders’ meeting.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could augur less favorable results to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Ordinary Shares provides that holders and beneficial owners of ADSs irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the deposit agreement or the ADSs, including claims under federal securities laws, against us or the depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. To our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York, which govern the deposit agreement, by a court of the State of New York or a federal court, which have non-exclusive jurisdiction over matters arising under the deposit agreement, applying such law. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement and the ADSs. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim (as opposed to a contract dispute), none of which we believe are applicable in the case of the deposit agreement or the ADSs. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the Depositary of compliance with any provision of the federal securities laws. If you or any other holder or beneficial owner of ADSs brings a claim against us or the Depositary in connection with matters arising under the deposit agreement or the ADSs, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and / or the Depositary. If a lawsuit is brought against us and / or the Depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may augur different results than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our shares, our share price and trading volume could decline.

The trading market for the ADSs or Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our shares, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Risks Related to Our Business

We are in breach of certain provisions of the Share and Asset Purchase Agreement with NetNut.

On April 4, 2019, we entered into a share and asset purchase agreement, or the Share and Asset Purchase Agreement, with NetNut, pursuant to which we acquired 100% of the fully diluted share capital of NetNut. In connection with the Share and Asset Purchase Agreement we were required to transfer $300,000 to NetNut prior to June 15, 2019, for the purposes of its business and activities as a wholly-owned subsidiary of the Company. As of December 31, 2019, we transferred $175,000. Currently, we accounted for earnout payment based on the provisions of the Share and Asset Purchase Agreement, as well as a provision for a potential compensation to NetNut’s former shareholders due to the breach. If the abovementioned breach leads to litigation, there can be no assurance that we will prevail in any legal proceedings instituted by former shareholders of NetNut, or that such proceedings will not have a material adverse effect on our business, financial condition or results of operations.

We face business disruption and related risks resulting from the recent outbreak of the novel coronavirus 2019 (COVID-19), which could have a material adverse effect on our business and results of operations.

Our operations and business have been disrupted and could be materially adversely affected by the recent outbreak of COVID-19. The spread of COVID-19 from China to other countries has resulted in the Director General of the World Health Organization declaring the outbreak of COVID-19 as a Public Health Emergency of International Concern (PHEIC), based on the advice of the Emergency Committee under the International Health Regulations (2005), and the Centers for Disease Control and Prevention in the U.S. issued a warning on February 25, 2020 regarding the likely spread of COVID-19 to the U.S. International stock markets have begun to reflect the uncertainty associated with the slow-down in the Chinese economy and the reduced levels of international travel experienced since the beginning of January and the significant decline in the Dow Industrial Average at the end of February and through March 2020 was largely attributed to the effects of COVID-19. The COVID-19 may also adversely affect our ability to conduct our business effectively due to disruptions to our capabilities, availability and productivity of personnel, while we simultaneously attempt to comply with rapidly changing restrictions, such as travel restrictions, curfews and others. In particular, following recommendations from the Israeli Ministry of Health and the Ministry of Finance, on March 16, 2020, the Israeli prime minister announced new and more restrictive instructions under which businesses in the private sector must reduce their onsite workforce by 85%. Additional instructions require “non-essential” businesses to shut down, and the public sector to further reduce its workforce. During March 2020, emergency regulations enacted by the Israeli authorities restricted outdoor activities of all citizens. Currently travel to and from work is still permitted, however the authorities may place additional, more restrictive measures on businesses and individuals. Though we may still operate under such regulations, any additional actions taken by the Israeli government could further limit that ability which may have a material adverse effect on our operations and financial results. A significant reduction in our workforce and our compliance with instructions imposed by Israeli authorities may harm our ability to continue operating our business and materially and adversely affect our operations and financial condition. Further, we cannot assure you that we will be designated an “essential business”, as defined under the new instructions, and moreover, we cannot foresee whether the Israeli authorities will impose further restrictive instructions, which if implemented may lead to significant changes and potentially a shutdown of our operations.

Authorities around the world have and may continue implementing similar restrictions on business and individuals in their jurisdictions. We are still assessing our business operations and system supports and the impact COVID-19 may have on our results and financial condition. To date, we have taken action to reduce our operating expenses in the short term, but there can be no assurance that this analysis or remedial measures will enable us to avoid part or all of any impact from the spread of COVID-19 or its consequences, including downturns in business sentiment generally or in our sector in particular.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus, including in our 2019 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management considering their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures;

●	the overall global economic environment and risks associated with the COVID-19 outbreak, which may adversely impact our business;

●	our ability to market and sell our products;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our ability to maintain our relationships with channel partners;

●	our ability to maintain or protect the validity of our European, U.S. and other patents and other intellectual property;

●	our ability to launch and penetrate markets in new locations, including taking steps to expand our activities in Europe, United States and Southeast Asia and to enter into engagements with new business partners in those markets;

●	our intention to open new branches in key global locations and to increase marketing and sales activities;

●	our intention to establish partnerships with industry leaders;

●	our ability to implement on-line distribution channels and to generate sales from such channels;

●	our ability to retain key executive members;

●	our ability to internally develop new inventions and intellectual property;

●	our expectations regarding future changes in our cost of revenues and our operating expenses;

●	our expectations regarding our tax classifications;

●	interpretations of current laws and the passages of future laws;

●	acceptance of our business model by investors; and

●	those factors referred to in our 2019 Annual Report incorporated by reference herein in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” which are incorporated by reference herein.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and other risk factors contained in the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

LISTING DETAILS

Our Ordinary Shares are listed on the TASE under the symbol “SFET.” The ADSs, each representing 40 of our Ordinary Shares, are listed on the Nasdaq Capital Market under the symbol “SFET.” All of the ADSs, including those offered pursuant to this prospectus, have the same rights and privileges. See “Description of Offered Securities.”

USE OF PROCEEDS

We expect to receive approximately $     million in net proceeds from the sale of ADSs and Warrants offered by us in this offering (approximately $     million if the underwriter exercises its over-allotment option in full). These estimates exclude the proceeds, if any, from the exercise of the Warrants or the Pre-funded Warrants offered hereby. If all of the Warrants were to be exercised in cash at the exercise price equal to 115% of the public offering price of the Units, we would receive additional proceeds of approximately $ million. We cannot predict when or if these Warrants will be exercised.

A $0.10 increase (decrease) in the assumed public offering price of $      per Unit, which is the last reported sale price of our ADSs on Nasdaq on     , 2020, would increase (decrease) the net proceeds from this offering by approximately $     , assuming the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Units we are offering.

An increase (decrease) of 100,000 ADSs in the number of Units offered by us, would increase (decrease) our net proceeds by approximately $     , after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of the offering determined at pricing.

We currently expect to use the net proceeds from this offering for working capital, general corporate purposes and pursuing strategic opportunities, including, but not limited to, business combination transactions.

The amounts and schedule of our actual expenditures will depend on multiple factors. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we project. If the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, and, if necessary, as well as the amount and sources of other funds needed.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our Board of Directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board of Directors may deem relevant.

Under the Israeli Companies Law 5759-1999, as amended, or the Companies Law, we may declare and pay dividends only if, upon the determination of our Board of Directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution. In the event that we do not meet such earnings criteria, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Payment of dividends may be subject to Israeli withholding taxes. See “Item 10.E—Taxation—Israeli Tax Considerations and Government Programs” in our 2019 Annual Report incorporated by reference herein for additional information.

CAPITALIZATION

 The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2019:

●	on an actual basis;

●	on a pro forma basis to give effect to: (i) the conversion of debentures based on their carrying amount as of December 31, 2019 into an aggregate of 1,053,417 ADSs (42,136,680 Ordinary Shares) under the April 2019 Financing Debentures, from January 1, 2020 through April 1, 2020, at an average conversion price per ADS of $3.15; and (ii) the issuance of 1,053,417 ADS (42,136,680 Ordinary Shares) issuable upon the exercise of warrants based on their carrying amount as of December 31, 2019, triggered by the Most Favored Nation Rights clause under the April 2019 Financing Debentures, from January 1, 2020 through April 1, 2020, at an exercise price per ADS of $3.30; (iii) the exercise of 260,281 pre funded warrants into 260,281 ADS (10,411,240 Ordinary Shares) for an aggregate amount of $260.28; (iv) the issuance of 1,431 ADSs (representing 57,240 Ordinary Shares) upon the exercise of warrants with a nominal exercise price; and (v) the issuance of 450,000 ADSs at a price of $1.60 per ADS, pursuant to a share purchase agreement dated March 31, 2020; and

●	on a proforma as adjusted basis to give effect to the additional issuance of Units offered by us in this offering at the assumed public offering price of $ per Unit, which is the last reported sale price of our ADSs on Nasdaq on , 2020, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as if the sale of the Units had occurred on December 31, 2019, and assuming no sale of any Pre-funded Units in this offering and excluding the proceeds, if any, from the exercise of the Warrants issued in this offering.

The information in this table should be read in conjunction with and is qualified by reference to the financial information incorporated by reference into this prospectus.

	As of December 31, 2019
U.S. dollars in thousands	Actual	Pro Forma	Pro Forma As Adjusted (1)

Cash and cash equivalents	4,341	4,964
Convertible Debentures	7,151	1,037
Derivative financial instruments	1,637	3,849

Shareholders’ equity:
Share capital
Share premium	52,394	57,163
Other capital reserve	13,070	12,826
Accumulated deficit	(62,687)	(62,687)	(	)
Total shareholders’ equity	2,777	7,302
Total capitalization	2,777	7,302

(1) A $1.00 increase (decrease) in the assumed public offering price of $        per Unit, which is the last reported sale price of our ADSs on Nasdaq on        2020, would increase (decrease) the amount of cash and cash equivalents by approximately $         million and total shareholders’ equity by approximately $ million, assuming the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Units we are offering. An increase (decrease) of 100,000 ADSs in the number of Units offered by us, would increase (decrease) the amount of cash and cash equivalents by approximately $         million and total shareholders’ equity by approximately $        million after deducting estimated underwriting discounts and commissions and any estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of the offering determined at pricing.

Unless otherwise stated, all information in this prospectus is based on 128,562,992 Ordinary Shares (3,214,075 ADSs) outstanding as of April 7, 2020, and does not include the following as of that date:

●	ADSs and warrants (assuming the exercise of the Most Favored Nation Rights) issuable upon the conversion of the April 2019 Financing Debentures and the Greenshoe Debentures. In the event that the April 2019 Financing Debentures and the Greenshoe Debentures are converted pursuant to the Most Favored Nation Rights in connection with this offering, such debentures would be convertible into an aggregate of 16,399,920 Ordinary Shares (409,998 ADSs) subject to adjustments;

●	4,203,600 Ordinary Shares (105,090 ADSs) issuable upon the exercise of warrants with an exercise price per ADS of $8.00 ($0.20 per share);

●	108,271,874 Ordinary Shares (2,706,797 ADSs) issuable upon the exercise of warrants with a weighted average exercise price per share of $0.23 (or $9.38 per ADS);

●	Up to 2,237,814 Ordinary Shares (55,945 ADSs) issuable to the former NetNut shareholders in connection with earn-out payments in connection with the NetNut acquisition at a price per share of NIS 4.06 (approximately $1.12) (or $44.74 per ADS);

●	787,353 Ordinary Shares (19,684 ADSs) issuable upon the exercise of options to directors, employees and consultants under our Safe-T Group Global Equity Plan, or the Global Equity Plan, outstanding as of such date, at a weighted average exercise price of $1.19 per Ordinary Share, of which 780,821 were vested as of such date;

●	1,144,995 Ordinary Shares (28,625 ADSs) reserved for future issuance under our Global Equity Plan; and

●	Ordinary Shares ( ADSs) issuable upon the exercise of Warrants issued in the offering.

DILUTION

If you invest in the securities, you will experience immediate dilution to the extent of the difference between the public offering price of the Units in this offering and the net tangible book value per ADS immediately after the offering. At December 31, 2019, we had a net negative tangible book value of $8,707,000 corresponding to a net negative tangible book value of $0.13 per Ordinary Share, or $5.21 per ADS (using the ratio of 40 Ordinary Shares to one ADS). Net tangible book value per share or per ADS represents the amount of our total tangible assets less our total liabilities, divided by 66,859,992, the total number of Ordinary Shares at December 31, 2019 (including shares resulting from the exercise of warrants and pre-funded warrants from January 1, 2020 through April 1, 2020), or 1,671,500, the approximate total number of ADSs that would represent such total number of shares based on a share-to-ADS ratio of 40-to-one.

Also, at December 31, 2019, on proforma basis taking into account: (i) the conversion of debentures based on their carrying amount as of December 31, 2019 into an aggregate of 1,053,417 ADSs (42,136,680 Ordinary Shares) under the April 2019 Financing Debentures, from January 1, 2020 through April 1, 2020, at an average conversion price per ADS of approximately $3.15; (ii) the issuance of 1,053,417 ADS Warrants (42,136,680 Ordinary Shares) based on their carrying amount as of December 31, 2019, triggered by the Most Favored Nation Rights clause under the April 2019 Financing Debentures, from January 1, 2020 through April 1, 2020, at an exercise price per ADS of $3.30; and (iii) the issuance of 450,000 ADSs at a price of $1.60 per ADS, pursuant to a share purchase agreement dated March 31, 2020, we had a net negative tangible book value of $4,182,000 corresponding to a net negative tangible book value of $0.03 per Ordinary Share, or $1.30 per ADS.

After giving effect to the issuance and sale of Units at a price of $ per Unit, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued in this offering, our pro forma as adjusted negative net tangible book value estimated at December 31, 2019 would have been approximately $ million, representing $  per Ordinary Share, or $  per ADS. At the assumed public offering price for this offering of $ per Unit, which is the last reported sale price of our ADSs on Nasdaq on , 2020, this represents an immediate increase in the pro forma net tangible book value of $  per Ordinary Share or $  per ADS to existing shareholders and an immediate dilution in net tangible book value of $  per Ordinary Share or $ per ADS to purchasers of ADSs in this offering. Dilution for this purpose represents the difference between the price per ADS paid by these purchasers and pro forma net tangible book value per ADS immediately after the completion of this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per Unit			$
Historical net negative tangible book value per ADS as of December 31, 2019	$(5.21)
Increase in net tangible book value due to the conversion of debentures and issuance of debenture warrants	$
Pro forma net negative tangible book value	$(	)
Increase in net tangible book value per ADS attributable to new investors
Pro forma net negative tangible book value per ADS after this offering (1)				(	)
Dilution per ADS to new investors

(1)	Takes into account the Most Favored Nation Rights for the term of the debenture with respect to a subsequent financing on better terms such that the lenders may convert into a subsequent financing on a dollar-for-dollar basis. In such event, the respective conversion price of the foregoing securities shall be adjusted to such lower price, resulting in further lower net tangible book value per ADS.

Unless otherwise stated, all information in this prospectus is based on 128,562,992 Ordinary Shares (3,214,075 ADSs) outstanding as of April 7, 2020, and does not include the following as of that date:

●	ADSs and warrants (assuming the exercise of the Most Favored Nation Rights) issuable upon the conversion of the April 2019 Financing Debentures and the Greenshoe Debentures. In the event that the April 2019 Financing Debentures and the Greenshoe Debentures are converted pursuant to the Most Favored Nation Rights in connection with this offering, such debentures would be convertible into an aggregate of 16,399,920 Ordinary Shares (409,998 ADSs) subject to adjustments;

●	4,203,600 Ordinary Shares (105,090 ADSs) issuable upon the exercise of warrants with an exercise price per ADS of $8.00 ($0.20 per share);

●	108,271,874 Ordinary Shares (2,706,797 ADSs) issuable upon the exercise of warrants with a weighted average exercise price per share of $0.23 (or $9.38 per ADS);

●	Up to 2,237,814 Ordinary Shares (55,945 ADSs) issuable to the former NetNut shareholders in connection with earn-out payments in connection with the NetNut acquisition at a price per share of NIS 4.06 (approximately $1.12) (or $44.74 per ADS);

●	787,353 Ordinary Shares (19,684 ADSs) issuable upon the exercise of options to directors, employees and consultants under our Safe-T Group Global Equity Plan, or the Global Equity Plan, outstanding as of such date, at a weighted average exercise price of $1.19 per Ordinary Share, of which 780,821 were vested as of such date;

●	1,144,995 Ordinary Shares (28,625 ADSs) reserved for future issuance under our Global Equity Plan; and

●	Ordinary Shares ( ADSs) issuable upon the exercise of Warrants issued in the offering.

To the extent that outstanding options, warrants or debentures are exercised or we issue additional Ordinary Shares under our equity incentive plans, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current and future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to the holders of our Ordinary Shares and ADSs.

A $1.00 increase (decrease) in the assumed public offering price of $ per Unit, which is the last reported sale price of our ADSs on Nasdaq on , 2020, would increase (decrease) our pro forma net tangible book value per ADS after this offering by approximately $ million and the dilution per ADS to new investors by $ , assuming the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Units we are offering.

An increase (decrease) of 100,000 Units in the number of Units offered by us, would increase (decrease) our pro forma net tangible book value after this offering by approximately $ million and would increase (decrease) the pro forma net tangible book value per ADS after this offering by $ per ADS and would increase (decrease) the dilution per ADS to new investors by $ , after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of the offering determined at pricing.

DESCRIPTION OF SHARE CAPITAL

As of April 7, 2020, our authorized share capital consisted of 1,500,000,000 Ordinary Shares, no par value per share, of which 128,562,992 Ordinary Shares (including Ordinary Shares represented by ADSs) were issued and outstanding as of such date. All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our registration number with the Israeli Registrar of Companies is 511418477.

On September 26, 2019, our shareholders approved a reverse split of our share capital by a ratio of up to 20:1. On October 2, 2019, our Board of Directors resolved that the final ratio will be 20:1, to be effective on the Nasdaq Capital Market on October 21, 2019. All descriptions of our share capital herein, including share amounts and per share amounts, are presented after giving effect to the Reverse Split.

Purposes and Objectives of the Company

Our purpose is set forth in our articles of association and includes every lawful purpose.

The Powers of the Directors

Our Board of Directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our Board of Directors may exercise all powers that are not required under the Companies Law or under our articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our articles of association, our Board of Directors is divided into three classes with staggered three-year terms, in a manner that each director, except external directors, serves for a term of three years, and holds office until the annual general meeting of our shareholders for the year in which his or her term expires, unless (i) he or she is removed by a 65% majority of the shareholders voting on such matter at an annual meeting of our shareholders, provided that such majority constitutes more than 50% of the our then issued and outstanding share capital or (ii) upon the occurrence of certain events, in accordance with the Companies Law and our articles of association. Pursuant to our articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. In addition, our articles of association allow our Board of Directors to appoint directors to fill vacancies and/or as an addition to the Board of Directors (subject to the maximum number of twelve directors) to serve for the remaining period of time during which the director whose service has ended would have held office, or in case of an addition to the Board of Directors, in accordance with the class assigned to such appointed director, as determined by the Board of Directors at the time of such appointment. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law. See “Item 6.C— Management—Board Practices—External Directors” in our 2019 Annual Report incorporated by reference herein for additional information.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our Board of Directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our Board of Directors may call special meetings whenever it sees fit and upon the request of: (a) any two of our directors or such number of directors equal to one quarter of the directors then at office; and/or (b) one or more shareholders holding, in the aggregate, (i) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (ii) 5% or more of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and forty days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	the exercise of our Board of Director’s powers by a general meeting if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law and our articles of association require that a notice of any annual or special shareholders meeting be provided at least 14 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 15% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be canceled.

Adoption of Resolutions

Our articles of association provide that the resolutions amending provisions of the articles related to the staggered board of directors and the composition of the board, as well as a resolution to dismiss a director in office, will require an affirmative vote of 65% of the voting power represented at a general meeting and voting thereon, provided that such majority constitutes more than 50% of our then issued and outstanding share capital. Other than that, and unless otherwise required under the Companies Law, all resolutions of our shareholders require a simple majority vote. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities.

Provisions Restricting Change in Control of Our Company

Our articles of association provide for a staggered board of directors, which mechanism may delay, defer or prevent a change of control of the Company. Other than that, there are no specific provisions of our articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or our subsidiaries).

However, as described below, certain provisions of the Companies Law may have such delaying, deferring or preventing effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares.  For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, considering the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The term “Special Majority” is defined in the Companies Law as:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the transaction (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the transaction, does not exceed 2% of the aggregate voting rights of the company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

DESCRIPTION OF OFFERED SECURITIES

Description of American Depositary Shares

The Bank of New York Mellon, as depositary, registered and delivered the ADSs. Each ADS represents forty Ordinary Shares (or a right to receive forty Ordinary Shares) deposited with either the principal Tel Aviv office of the Bank Hapoalim or Bank Leumi, as custodian for the Depositary. Each ADS also represents any other securities, cash or other property which may be held by the Depositary. The deposited shares together with any other securities, cash or other property held by the Depositary are referred to as the deposited securities. The Depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having unregistered ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the Depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The Depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the Depositary, ADS holders, and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the Depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The Depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The Depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the Depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Item 10.E—Taxation” in our 2019 Annual Report incorporated by reference herein. The depository will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The Depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The Depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the Depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.  The Depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the Depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders, or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the Depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The Depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the Depositary that it is legal to do so. If the Depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the Depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other Securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The Depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the Depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The Depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the Depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its office, if feasible. However, the depository is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share of other security. The Depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the Depositary for the purpose of exchanging your ADR for uncertificated ADSs. The Depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the Depositary how to vote the number of deposited shares their ADSs represent. If we request the Depositary to solicit your voting instructions (and we are not required to do so), the Depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the Depositary how to vote. For instructions to be valid, they must reach the Depositary by a date set by the Depositary. The Depositary will try, as far as practical, subject to the laws of the State of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the Depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the Depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the Depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the Depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote your shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.  This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs).

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property.

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates.

$.05 (or less) per ADS.	Any cash distribution to ADS holders.

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs.	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the Depositary to ADS holders.
$.05 (or less) per ADS per calendar year.	Depositary services.

Registration or transfer fees.	Transfer and registration of shares on our share register to or from the name of the Depositary or its agent when you deposit or withdraw shares.

Expenses of the Depositary.	Cable and facsimile transmissions (when expressly provided in the deposit agreement). Converting foreign currency to U.S. dollars.

Taxes and other governmental charges the Depositary or the custodian have to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary.

Any charges incurred by the Depositary or its agents for servicing the deposited securities.	As necessary.

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for Depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the Depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the Depositary and that may earn or share fees, spreads or commissions.

The Depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the Depositary or its affiliate receives when buying or selling foreign currency for its own account. The Depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the Depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The Depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The Depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the Depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the Depositary as a holder of deposited securities, the Depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the Depositary receives new securities in exchange for or in lieu of the old deposited securities, the Depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the Depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the Depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the Depositary will continue to hold the replacement securities, the Depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the Depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the Depositary to amend the deposit agreement and the ADRs without your consent for any reason.  If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the Depositary notifies ADS holders of the amendment.  At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The Depositary will initiate termination of the deposit agreement if we instruct it to do so. The Depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the Depositary told us it wants to resign but a successor Depositary has not been appointed and accepted its appointment;

●	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the Depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the Depositary may sell the deposited securities. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the Depositary will sell as soon as practicable after the termination date.

After the termination date and before the Depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the Depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The Depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The Depositary will continue to collect distributions on deposited securities, but, after the termination date, the Depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith and the depository will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement, or for any;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and

●	the Depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the Depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the Depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the Depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The Depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (1) the Depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the Depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The Depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the Depositary. The Depositary may receive ADSs instead of shares to close out a pre-release. The Depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the Depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the Depositary considers appropriate; and (3) the Depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the Depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the Depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to the ADSs. DRS is a system administered by a DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the Depositary.

Shareholders communications; inspection of register of holders of ADSs

The Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The Depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the Depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the Depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

Description of Warrants

The following summary of certain terms and provisions of Warrants included in the Units and Pre-funded Units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrant.

Form

The Warrants will be issued to the investors in physical form.

Exercisability

The Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise. Unless otherwise specified in the Warrant, the holder will not have the right to exercise the Warrants, in whole or in part, if the holder (together with its affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price

The initial exercise price per ADS purchasable upon exercise of the Warrants is equal to $            (representing up to 115% of the public offering price per Unit to be sold in this offering) and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions.

Fundamental Transaction

If, at any time while the Warrants are outstanding, (1) we consolidate or merge with or into another corporation whether or not the Company is the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or any of our significant subsidiaries (as defined in Rule 1-02 of Regulation S-X), (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the ordinary shares are permitted to sell, tender or exchange their ordinary shares for other securities, cash or property and has been accepted by the holders of 50% or more of the ordinary shares, (4) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires at least 50% of the outstanding ordinary shares, or (5) we effect any reclassification or recapitalization of the ordinary shares or any compulsory exchange pursuant to which the ordinary shares are converted into or exchanged for other securities, cash or property, or each, a “Fundamental Transaction,” then upon any subsequent exercise of Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as they would have been entitled to receive upon the occurrence of such Fundamental Transaction if they had been, immediately prior to such Fundamental Transaction, the holder of the number of ordinary shares then issuable upon exercise of those Warrants, and any additional consideration payable as part of the Fundamental Transaction.

Transferability

Subject to applicable laws, the Warrants may be transferred at the option of the holders upon surrender of the Warrants to the Company, together with the appropriate instruments of transfer.

Listing

We do not plan on applying to list the Warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Rights as a Shareholder

Except as otherwise provided in the Warrant or by virtue of such holder’s ownership of ADSs, the holder of Warrants does not have rights or privileges of a holder of ADSs, including any voting rights, until the holder exercises the Warrants.

Description of Pre-funded Warrants

The following summary of certain terms and provisions of Pre-funded Warrants included in the Pre-funded Units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-funded Warrant for a complete description of the terms and conditions of the Pre-funded Warrant.

The purpose of the Pre-funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or at the election of the investor, 9.99%) of our outstanding ordinary shares following the consummation of this offering the opportunity to invest capital into the Company without triggering such ownership restrictions. By receiving Pre-funded Warrants in lieu of the ADSs contained in the Units which would result in such holders’ ownership exceeding 4.99% (or at the election of the investor, 9.99%), such holders will have the ability to exercise their options to purchase the ADSs underlying the Pre-funded Warrants for nominal consideration of $0.001 per ADS at a later date. Pre-funded Warrants that expire unexercised will have no further value and the holders of such warrants will lose the pre-funded amount.

Form

The Pre-funded Warrants will be issued to the investors in physical form.

Exercisability

The Pre-funded Warrants are exercisable until fully exercised. The Pre-funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the Pre-funded Warrant, a holder (together with its affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) may not exercise any portion of the Pre-funded Warrants to the extent that the holder would own more than 4.99% of the outstanding ordinary shares after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase or decrease the amount of ownership of outstanding shares after exercising the holder’s warrants, as applicable, up to 9.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise

In the event that at any time a registration statement covering the resale of the ADSs underlying the Pre-funded Warrants is not effective, or no current prospectus is available for the resale of the ADSs underlying the Pre-funded Warrants, the holder may, in its sole discretion, exercise Pre-funded Warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ADSs determined according to the formula set forth in the Pre-funded Warrant.

Exercise Price

The initial exercise price per ADS purchasable upon exercise of the Pre-funded Warrants is equal to $0.001.

Listing

We do not plan on applying to list the Pre-funded Warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transaction

If, at any time while the Pre-funded Warrants are outstanding, (1) we consolidate or merge with or into another corporation whether or not the Company is the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or any of our significant subsidiaries, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the ordinary shares are permitted to sell, tender or exchange their ordinary shares for other securities, cash or property and has been accepted by the holders of 50% or more of the ordinary shares, (4) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of the outstanding ordinary shares, or (5) we effect any reclassification or recapitalization of the ordinary shares or any compulsory exchange pursuant to which the ordinary shares are converted into or exchanged for other securities, cash or property, or each, a “Fundamental Transaction,” then upon any subsequent exercise of Pre-funded Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as they would have been entitled to receive upon the occurrence of such Fundamental Transaction if they had been, immediately prior to such Fundamental Transaction, the holder of the number of ordinary shares then issuable upon exercise of those Pre-funded Warrants, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Shareholder

Except as otherwise provided in the form of Pre-funded Warrant or by virtue of such holder’s ownership of ADSs, the holder of Pre-funded Warrants does not have rights or privileges of a holder of ADSs, including any voting rights, until the holder exercises the warrants.

UNDERWRITING

A.G.P./Alliance Global Partners is acting as the representative of the underwriters and the sole book-running manager in this offering. We have entered into an underwriting agreement dated             , 2020 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the respective public offering price per Unit and Pre-Funded Unit less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of Units and Pre-Funded Units listed next to its name in the following table:

Underwriters	Number of Units	Number of Pre-funded Units
A.G.P./Alliance Global Partners

The underwriters are committed to purchase all the securities we are offering other than those covered by the over-allotment option to purchase additional securities described below, if they purchase any Units or Pre-Funded Units. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions and representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the Units and Pre-funded Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option to Purchase Additional Securities

We have granted the underwriters an option to purchase additional ADSs and/or Warrants. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of              additional ADSs and/or Warrants (15% of the ADSs included in the Units and ADSs underlying the Pre-funded Warrants included in the Pre-funded Units sold in this offering and 15% of the Warrants included in the Units and Pre-funded Units sold in this offering) from us, solely to cover over-allotments, if any. If the underwriters exercise all or part of this over-allotment option, they will purchase such ADSs covered by the over-allotment option at the public offering price per Unit less $0.001 and the warrants covered by the over-allotment option at a price of $0.001 per warrant, in each case less the underwriting discounts and commissions of $             per ADS and $               per Warrant, as adjusted for investments by certain investors described below in “Discounts, Commission and Expense Reimbursement”. If this over-allotment option is exercised in full, the total gross proceeds will be approximately $       million and the total net proceeds, after expenses, to us will be approximately $        million.

Discounts, Commissions and Expense Reimbursement

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option to purchase additional securities.

	Per Unit	Per Pre-funded Unit	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$	$
Underwriting discount	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

The underwriters propose to offer the Units and Pre-funded Units offered by us to the public at the public offering price per respective Unit and Pre-funded Unit set forth on the cover of this prospectus. In addition, the underwriters may offer some of the Units and Pre-funded Unit to other securities dealers at such price less a concession of up to $             per Unit and $             per Pre-funded Unit.

If all of the Units or Pre-funded Units offered by us are not sold at the respective public offering prices per Unit and Pre-funded Unit, the underwriters may change the offering price per Unit and Pre-funded Unit and other selling terms by means of a supplement to this prospectus.

We have also agreed to reimburse certain of the representative’s accountable expenses not to exceed $85,000 in the aggregate, including, but not limited to, legal expenses, IPREO software related expenses, background checks, tombstones, marketing related expenses.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discounts, commissions and underwriter expense reimbursement, will be approximately $            million.

Lock-Up Agreements

For a period of 90 days after the date of this prospectus, subject to certain exceptions for up to  outstanding securities and up to  securities issuable pursuant to existing obligations, we have agreed with the underwriters not to offer for sale, issue or sell, or register for offer or sale, any of our ADSs, ordinary shares or securities convertible into our ordinary shares or ADSs or file or cause to be filed with the SEC any registration statement relating to the offering of any of our securities. In addition, all of our directors and executive officers have entered into lock-up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons, for a period of 90 days from the closing date of this offering, without the prior written consent of the representative, agree not to (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of our ADSs or ordinary shares or any securities convertible into or exercisable or exchangeable for ADSs or ordinary shares owned or acquired on or prior to the closing date of this offering (including any securities acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, except for certain exceptions and limitations; or (3) engage in any short selling of such securities.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of Units and Pre-funded Units to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

The Nasdaq Capital Market Listing

Our ADSs are listed on the Nasdaq Capital Market under the symbol “SFET”. We do not intend to apply for listing of the Warrants and Pre-funded Warrants on any securities exchange or other nationally recognized trading system.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales. Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their option to purchase additional ADSs and/or Warrants to purchase ADSs and/or purchasing ADSs in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our ADSs. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our ADSs on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Certain Relationships

The underwriters and their affiliates have in the past and may in the future provide various investment banking, commercial banking, financial advisory, brokerage, and other services to us and have and may receive customary fees and expense reimbursement.

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the securities or possession or distribution of this prospectus or any other offering or publicity material relating to the securities in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the underwriter has undertaken that it will not, directly or indirectly, offer or sell any securities offered hereby or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of securities by it will be made on the same terms.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus may be distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds; provident funds; insurance companies; banks; portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, each purchasing for their own account; venture capital funds; entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors shall be required to submit written confirmation that they fall within the scope of the Addendum.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee		$3209.31
FINRA filing fee	$
Depositary fees and expenses	$
Printer fees and expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous	$
Total	$

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus will be passed upon for us by Lipa Meir & Co., Tel Aviv, Israel. Certain legal matters in connection with this offering will be passed upon for the underwriters by Sichenzia Ross Ference LLP with respect to U.S. federal law.

EXPERTS

The financial statements of Safe-T Group Ltd. incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the company’s ability to continue as a going concern as described in Note 1(d) to the financial statements) of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of NetNut Ltd. included in Exhibit 99.1 of Safe-T Group Ltd.’s Report on Form 6-K dated September 11, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the company’s ability to continue as a going concern as described in Note 1(c) to the financial statements) of Kesselman& Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Lipa Meir & Co, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of the ADSs. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov. We maintain a corporate website at http://safe-t.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.safe-t.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	Our Annual Report on Form 20-F for the year ended December 31, 2019, filed on March 31, 2020 (File No. 001-38610);

●	Our Reports on Form 6-K filed on September 12, 2019, April 2, 2020, April 6, 2020 and April 10, 2020; and

●	The description of our Ordinary Shares and ADSs contained in the registrant’s registration statement on Form 8-A (File No. 001-38610), as amended, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: Safe-T Group Ltd., 8 Abba Eban Avenue, Herzliya, 4672526 Israel. Attention: Shai Avnit, Chief Financial Officer, telephone number: +972-9-8666110.

Up to         Units (each consisting of one American Depositary Share

and one Warrant to purchase one American Depositary Share)

and

Up to         Pre-funded Units (each consisting of one Pre-Funded Warrant to purchase one American Depositary Share and one Warrant to purchase one American Depositary Share)

American Depositary Shares Underlying the Pre-funded Warrants and

American Depositary Shares Underlying the Warrants

Safe-T Group Ltd.

PROSPECTUS

A.G.P.

                       , 2020

Through and including            , 2020 (the 25th day after the date of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-2999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation from liability arising from a company’s transaction in which our controlling shareholder or officer has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since April 2017, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On September 26, 2019, our shareholders approved a reverse split of our share capital by a ratio of up to 20:1, to be effective at the ratio and date to be determined by our Board of Directors. On October 2, 2019, our Board of Directors resolved that the final ratio will be 20:1, to be effective on the Nasdaq Capital Market on October 21, 2019, or the Reverse Split. All descriptions of our share capital in this Item 7, including share amounts and per share amounts, are presented after giving effect to the Reverse Split.

On April 7 and June 21, 2017, the Company issued to certain investors, pursuant to a private placement, an aggregate of 98,191 Ordinary Shares, at a price of NIS 120.00 (approximately $33.97) per share. In addition, the Company issued to the investors warrants to purchase 98,191.70 Ordinary Shares with an exercise price of NIS 175.00 (approximately $49.53) per share, which expired on November 30, 2018 with no exercises. In addition, on the same dates the Company issued to certain finders, warrants to purchase 5,665 Ordinary Shares with an exercise price of NIS 120 (approximately $33.97) per share, which expire between April 9, 2020 to June 21, 2020. As of April 8, 2020, none of such warrants have been exercised.

On May 22 and 28, 2017, the Company issued to certain investors, pursuant to a private placement, an aggregate of 22,074 Ordinary Shares, at a price of NIS 120.00 (approximately $33.97) per share. In addition, the Company issued to such investors warrants to purchase 22,074 Ordinary Shares with an exercise price of NIS 175.00 (approximately $49.53) per share, which expired on November 30, 2018 with no exercises. In addition, on the same dates the Company issued to certain finders, warrants to purchase 1,104 Ordinary Shares with an exercise price of NIS 120.00 (approximately $33.97) per share, which expire on May 11, 2020. As of April 8, 2020, none of such warrants have been exercised.

On June 21, 2017, the Company issued to certain investors, pursuant to a private placement, an aggregate of 58,714 Ordinary Shares, at a price of NIS 140.00 (approximately $39.63) per share. In addition, the Company issued to such investors warrants to purchase 58,714 Ordinary Shares with an exercise price of NIS 200.00 (approximately $56.94) per share, which expired on November 30, 2018, with no exercise. In addition, on the same date the Company issued to certain finders, warrants to purchase 4,225 Ordinary Shares with an exercise price of NIS 200.00 (approximately $56.61) per share, which expire on June 21, 2020. As of April 8, 2020 none of such warrants have been exercised.

On June 3, 2018, the Company issued the following securities, pursuant to a private placement: (a) 188,776 Ordinary Shares to certain investors, at a price per share of NIS 30.00 (approximately $8.49), (b) 192,950 Ordinary Shares to certain investors, at a price per share of approximately NIS 25.60 (approximately $7.25), (c) warrants to purchase an aggregate of 239,636 Ordinary Shares with an exercise price of $13.00 and an expiration date of November 30, 2019 (as of October 29, 2019, none of the warrants have been exercised), and (d) the corresponding issuance of 20,822 Ordinary Shares and warrants to purchase 644 Ordinary Shares, issued pursuant to an anti-dilution provision included in a certain private placement agreement, that was triggered upon the foregoing issuances, which expired on November 30, 2018.

On September 25, 2018, the Company issued to certain investors, pursuant to anti-dilution provisions included in private placement agreements that closed on June 3, 2018 that were triggered upon the consummation of the public offering dated August 21, 2018, an aggregate of 289,079 Ordinary Shares at a price of NIS 6.00 per share (approximately $1.70), and granted warrants to purchase an additional 745 Ordinary Shares that were also triggered by an anti-dilution clause from prior private placements, at an exercise price of $13.00, with an expiration date of November 30, 2019. As of April 8, 2020, none of such warrants have been exercised.

On January 22, 2019, the Company issued warrants to purchase 15,343 ADSs with a nominal exercise price pursuant to a warrant exchange agreement. As of April 8, 2020, all warrants were exercised.

On April 12, 2019 and on June 6, 2019, the Company issued convertible debentures with a face value of $6,000,000 and warrants to purchase our American Depositary Shares, or ADSs. The debentures are convertible at $33.00 per ADS, subject to adjustments. The warrants have a five-year term and an exercise price per ADS of $47.15, with 100% warrant coverage to the value of the debentures. On July 24, 2019, pursuant to a repricing agreement, the lenders exercised a portion of the foregoing warrants to purchase 36,231 ADSs (representing 1,449,272 Ordinary Shares of the Company) at $27.60 per ADS. On August 30, 2019, pursuant to a subsequent repricing agreement, one of the lenders exercised a portion of the foregoing warrants to purchase 5,019 ADS (representing 200,784 Ordinary Shares of the Company) at $19.92 per ADS. In consideration of the reduced exercise price, the investor agreed to exercise in full all of its respective repriced warrants. Following the subsequent repricing agreement, the conversion price of the debentures and the exercise price of the warrants is $19.92 per ADS, subject to price adjustments for certain dilutive issuances and a Most Favored Nation Rights provision.

On June 12, 2019, we closed a share and asset purchase agreement with NetNut Ltd. and its shareholders, pursuant to which we acquired all of the fully diluted share capital of NetNut Ltd., and issued 3,473,086 of our Ordinary Shares to date, and may issue up to 2,237,814 additional Ordinary Shares as a part of contingent consideration under the agreement.

On September 3, 2019, we issued convertible debentures with a face value of $400,000 convertible into our ADSs. The debentures are convertible at $19.92 per ADS, subject to adjustments. The foregoing debentures contain price adjustments for certain dilutive issuances and a Most Favored Nation Rights provision.

On November 8, 2019, we issued convertible debentures with a face value of $500,000 convertible into our ADSs. The debentures are convertible at $7.70 per ADS, subject to adjustments. The foregoing debentures contain price adjustments for certain dilutive issuances and a Most Favored Nation Rights provision.

On December 26, 2019, we issued convertible debentures with a face value of $1,332,171 convertible into our ADSs. The debentures are convertible at $8.00 per ADS, subject to adjustments. The foregoing debentures contain price adjustments for certain dilutive issuances and a Most Favored Nation Rights provision.

On December 26, 2019, in a concurrent private placement to a registered direct offering, we issued warrants to purchase an aggregate of 529,553 ADSs. The warrants have a term of five and one-half years, shall be exercisable commencing six months from the issuance date, and have an exercise price of $3.30 per ADS.

On April 1, 2020, against conversion of an aggregate of $3,003,263 convertible debentures, we issued an aggregate of 953,417 ADSs and warrants to purchase ADS in a private placement pursuant to a Most Favored Nation Rights provision. The warrants have a term of five and one-half years, shall be exercisable commencing six months from the issuance date, and have an exercise price of $3.30 per ADS.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description

1.1**	Form of Underwriting Agreement by and among the Company and the underwriters named therein.
3.1	Amended and Restated Articles of Association of Safe-T Group Ltd. (filed as Exhibit 4.1 to Form F-3/A (File No. 333-236030) filed on January 29, 2020 and incorporated herein by reference).
4.1	Form of Amended and Restated Deposit Agreement (filed as Exhibit 1 to the Post-Effective Amendment No. 2 to Form F-6 (File No. 333-218251) filed on July 31, 2018, and incorporated herein by reference).
4.2	Form of Warrant to purchase Ordinary Shares Represented by American Depositary Shares, dated April 11, 2019 (filed as Exhibit C to Securities Purchase Agreement filed as Exhibit 99.1.D to Form 6-K (File No. 333-38610) filed on April 11, 2019, and incorporated herein by reference).
4.3	Form of Convertible Debenture, dated April 11, 2019 (filed as Exhibit A to Securities Purchase Agreement filed as Exhibit 99.1.D to Form 6-K (File No. 333-38610) filed on April 11, 2019, and incorporated herein by reference).
4.4	Form of Share and Asset Purchase Agreement, dated April 4, 2019 (filed as Exhibit 99.1.C to Form 6-K (File No. 333-38610) filed on April 11, 2019, and incorporated herein by reference).
4.5	Form of Debenture (filed as exhibit 99.3 to Form 6-K (File No. 001-38610) filed on August 30, 2019, and incorporated herein by reference).
4.6	Registration Rights Agreement dated August 30, 2019 (filed as exhibit 99.4 to Form 6-K (File No. 001-38610) filed on August 30, 2019, and incorporated herein by reference).
4.7	Form of Debenture issued by the Company to Alpha Capital Anstalt under the Securities Purchase Agreement dated October 31, 2019 (filed as exhibit 99.2 to Form 6-K (File No. 001-38610) filed on November 12, 2019, and incorporated herein by reference).
4.8	Registration Rights Agreement dated October 31, 2019 (filed as exhibit 99.3 to Form 6-K (File No. 001-38610) filed on November 12, 2019, and incorporated herein by reference).
4.9	Form of Debenture (filed as exhibit 4.1 to Form 6-K (File No. 001-38610) filed on December 30, 2019, and incorporated herein by reference).
4.10	Registration Rights Agreement dated December 23, 2019 (filed as exhibit 10.2 to Form 6-K (File No. 001-38610) filed on December 30, 2019, and incorporated herein by reference).
4.11**	Form of Warrant.
4.12**	Form of Pre-Funded Warrant.
5.1**	Opinion of Lipa Meir & Co, Israeli counsel to Safe-T Group Ltd.
5.2**	Opinion of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP.
10.1	Form of Indemnification Agreement (filed as Exhibit 99.1.B to Form 6-K (File No. 333-38610) filed on August 21, 2019, and incorporated herein by reference).
10.2	Safe-T Group Global Equity Plan (filed as Exhibit 10.2 to Form F-1 (File No. 333-226074) filed on July 5, 2018, and incorporated herein by reference).
10.3	U.S. Addendum to the Safe-T Group Global Equity Plan (filed as Exhibit 99.1.B to Form 6-K (File No. 333- 38610) filed on April 11, 2019, and incorporated herein by reference).

10.4	Safe-T Group Compensation Policy (filed as Exhibit 10.4 to Form F-1 (File No. 333-226074) filed on July 5, 2018, as amended by shareholders on September 26, 2019, and incorporated herein by reference).
10.5	Securities Purchase Agreement dated August 30, 2019 (filed as exhibit 99.2 to Form 6-K (File No. 001-38610) filed on August 30, 2019, and incorporated herein by reference).
10.6	Securities Purchase Agreement dated October 31, 2019 (filed as exhibit 99.1 to Form 6-K (File No. 001-38610) filed on November 12, 2019, and incorporated herein by reference).
10.7	Securities Purchase Agreement dated December 23, 2019 (filed as exhibit 10.1 to Form 6-K (File No. 001-38610) filed on December 30, 2019, and incorporated herein by reference).
21.1	List of Subsidiaries (filed as Exhibit 21.1 to Form F-1 (File No. 333-226074) filed on July 5, 2018, and incorporated herein by reference).
23.1*	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, with respect to the financial statements of Safe-T Group Ltd.
23.2*	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, with respect to the financial statements of NetNut Ltd.
23.3**	Consent of Lipa Meir & Co. (included in Exhibit 5.1).
23.4**	Consent of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP (included in Exhibit 5.2).
24.1	Power of Attorney (included on the signature page of the Registration Statement).

*	Filed herewith.
**	To be filed by amendment.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or, as to a registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Herzliya, Israel on April 10, 2020.

SAFE-T GROUP LTD.

By:	/s/ Shachar Daniel
Shachar Daniel
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Safe-T Group Ltd. hereby constitute and appoint each of Shachar Daniel and Shai Avnit with full power of substitution, each of them singly our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shachar Daniel	Chief Executive Officer, Director	April 10, 2020
Shachar Daniel	(Principal Executive Officer)

/s/ Shai Avnit	Chief Financial Officer (Principal Financial and	April 10, 2020
Shai Avnit	Accounting Officer)

/s/ Chen Katz	Director, Chairman of the Board of Directors	April 10, 2020
Chen Katz

/s/ Amir Mizhar	Director, President	April 10, 2020
Amir Mizhar

/s/ Eylon Geda	Director	April 10, 2020
Eylon Geda

/s/ Yehuda Halfon	Director	April 10, 2020
Yehuda Halfon

/s/ Moshe Tal	Director	April 10, 2020
Moshe Tal

/s/ Lior Vider	Director	April 10, 2020
Lior Vider

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned the duly authorized representative in the United States of Safe-T Group Ltd., has signed this registration statement on April 10, 2020.

Safe-T USA Inc.

/s/ Amir Mizhar
Amir Mizhar, Director